Exhibit 16.1





Securities and Exchange Commission
Washington, DC  20549



         We were previously the independent accountants for Central Illinois Bancorp, Inc. and on February 23, 1998, we reported on the consolidated statements of financial condition of Central Illinois Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1997. On November 9, 1998, we resigned as independent accountants of Central Illinois Bancorp, Inc.

         We have read Central Illinois Bancorp, Inc.'s statements included under
Item 4 of its Form 8-K dated November 13, 1998, and agree with such statements except that we are not in a position to agree or disagree with the Company's statement that the Company has engaged an accounting firm that has not previously been consulted on accounting, auditing, or financial reporting issues.





Striegel Knobloch & Company, L.L.C.
November 13, 1998